January 11, 1996

Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C.   20549

Dear Sirs:

Please accept this filing as a revision to the proxy statement filed by Raymond James Financial, Inc. on December 29, 1995. This revision is made in order to correct the Comparative Stock Performance Chart data included in the original proxy filing. We will be sending the following letter with a corrected graph to all of our shareholders as of the record date, December 11, 1995.

Dear Shareholder:

By this time, you should have received our 1995 Annual Report to Shareholders and the Notice of Meeting and Proxy Statement for our Annual Meeting of Shareholders to be held on February 15, 1996.

Unfortunately, our usually reliable proofreading process failed to catch an error in the chart on Page 10 of the Proxy Statement. On this chart, the triangle represents our Peer Group performance and the square represents the S&P performance. The legend below this chart has these two titles reversed. The corrected chart is shown below and can also be found on page 3 of the Annual Report in its correct form. Importantly, our stock price performance is correctly shown at the top of both charts.

We apologize for any confusion this may have caused you, and look forward to making your investment a rewarding one in the years to come.

Best regards,
Thomas A. James


If you have any questions please contact Jennifer C. Ackart at (813) - 578-3800 ext. 4303.

Sincerely,

Jennifer C. Ackart

                      1


                    RAYMOND JAMES FINANCIAL, INC.
                         880 Carillon Parkway
                    St. Petersburg, Florida 33716
                            (813) 573-3800

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          FEBRUARY 15, 1996


To the Shareholders of Raymond James Financial, Inc.:

      The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 15, 1996 at 5:00 p.m. for the following purposes:

1.   To elect eleven nominees to the Board of Directors of the Company;

2. To ratify Incentive Compensation Criteria for certain of the Company's executive officers;

3. To ratify the selection of Price Waterhouse as independent accountants of the Company for the fiscal year ending September 27, 1996;

4. To transact any other business as may properly come before the meeting.

      Shareholders of record as of the close of business on December 11, 1995 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

                                   By order of the Board of Directors,

                                   Lynn Pippenger, Secretary


December 29, 1995

                                   If you do not expect
                    to  attend  the meeting in  person,
                    please  vote on the matters  to  be
                    considered   at  the   meeting   by
                    completing the enclosed  Proxy  and
                    mailing it promptly in the enclosed
                    envelope.


                             PROXY STATEMENT


   This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on February 15, 1996 at 5:00 p.m., or any adjournment thereof.

  If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect the right to vote in person should the shareholder be able to attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.

  The affirmative vote of a majority of the common shares represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification of any proposal or other business that may properly come before the meeting.

   The annual report of the Company for the year ended September 29, 1995 is being mailed with this proxy statement to shareholders entitled to vote at the meeting. The cost of all proxy solicitation will be paid by the Company.


                      SHAREHOLDERS ENTITLED TO VOTE
                                   AND
                          PRINCIPAL SHAREHOLDERS

  Shareholders of record at the close of business on December 11, 1995 will be entitled to notice of, and to vote at, the Annual Meeting. At that date, there were 20,668,798 common shares outstanding and entitled to vote. Shareholders are entitled to one vote per share on all matters.

   The following table sets forth, as of December 11, 1995, information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Officers and Directors as a group:
                                                  Shares        Percent
       Name                  Address        Beneficially Owned  of Class
-------------------   --------------------  ------------------  --------
Thomas A. James (1)   880 Carillon Parkway  5,152,194 (2)(3)      25%
                      St. Petersburg,                 (4)(5)
                   Florida  33716

Christopher  W. James (1)                    P.O. Box 1190   1,957,336(3)(5)
9%
                      Challis, Idaho  83226

All Officers and                            6,793,387             33%
Directors as a Group
(14 Persons)

--------------------
(1) Messrs. Thomas A. James and Christopher W. James are brothers.

(2) Includes shares credited to his Employee Stock Ownership Plan account.

(3) Includes 1,698,525 shares owned by the Robert A. James Trust, established for the benefit of members of the James family for which Sound Trust Company, a wholly-owned subsidiary of the Company, serves as trustee.

(4) Includes 267,115 shares owned by the James' Children Annuity Trust, for which Sound Trust Company, a wholly-owned subsidiary of the Company, serves as trustee.

(5) Includes 75,511 shares owned by the James' Grandchildren's Trust, for which Raymond James Trust Company, a wholly-owned subsidiary of the Company, serves as trustee.


                    PROPOSAL 1:  ELECTION OF DIRECTORS

      Eleven directors are to be elected to hold office until the Annual Meeting of Shareholders in 1997 and until their respective successors shall have been elected. All of the nominees were elected by the shareholders on February 16, 1995, to serve as Directors of the Company until the Annual Meeting of Shareholders in 1996. It is intended that proxies received will be voted to elect the nominees named below.

      Should any nominee decline or be unable to accept such nomination  to
serve   as   a  director,  events  which  are  not  presently  anticipated, discretionary authority may be exercised to vote for a substitute nominee.

                                   Principal Occupation, (1)
                                     Directorships and             Director
      Nominee           Age        Security Ownership (2)          Since
-------------------   -----    -----------------------------      ---------
Jonathan A. Bulkley    61      Managing Director, Barents               1986
                               Group LLC (emerging markets/capital
                               markets development consulting);
                               Director, Emerging Market Securities
                               Industry Development, Policy Economics
                               Group, KPMG Peat Marwick, 1992-1995;
                               President and CEO, Charterhouse
                               Media Group (investment banking) from
                               1988 until 1992; President
                               and CEO Jesup & Lamont Securities
                               Group, Inc. (securities broker-dealer)
                               from 1987 until 1988;Prior to 1986,
                               President and CEO of Moseley, Hallgarten,
                               Eastbrook & Weeden Inc.
                               (securities broker-dealer).
                               Member of Audit Committee
                               Chairman of Compensation Committee
                               Common shares owned:  30,487 (.15%)

Herbert E. Ehlers      56      Chairman, CEO, and Chief Investment      1986
                               Officer of Liberty Investment Management, effective January 1, 1995; President of
                               Eagle Asset Management through December 31,
                               1994.
                               Member of Audit and Compensation Committees.
                               Common shares owned:  26,010 (.13%)

Thomas S. Franke       54      President and COO of Raymond James &      1991
                               Associates, Inc. ("RJA")* since
                               January 1991; President and CEO
                               of Blunt Ellis & Loewi, Inc. (securities broker-dealer) from 1986 to 1990.
                               Common shares owned:  77,200 (.37%)

Francis S. Godbold     52      President of Raymond James Financial,    1977
                               Inc. ("RJF"); Executive Vice President of
                               RJA.
                               Common shares owned:  481,835 (2.33%)

M. Anthony Greene      57      President  of  Investment   Management    1975
                               & Research, Inc. ("IM&R")*; Executive
                               Vice President of RJF
                               Common shares owned:  268,803 (1.30%)

Harvard H. Hill,Jr.   59       Managing  General  Partner  of  Houston   1986
                               Partners (venture capital) since
                               July, 1985.
                               Director of Wonderware Corporation
                               Chairman of Audit Committee
                               Member of Compensation Committee
                               Common shares owned:  11,625 (.06%)

Christopher W. James  50       Manager  of   Living   Waters   Ranch     1983
                               (nondenominational church retreat
                               center) and Account Executive of IM&R.
                               Common shares owned:  1,957,336 (9.47%)(3)

Thomas A. James       53       Chairman of the Board and Chief           1970
                               Executive Officer of RJF; Chairman
                               of the Board of RJA.  Director and
                               Officer of various affiliated
                               entities. Past Chairman of the
                               Securities Industry Association.
                               Director of Arbor Health Care Corporation
                               (nursing homes); Sunstyle Homes, Inc.
                               (inactive); and IMCO Recycling, Inc.
                               (metal recycling).
                               Common shares owned: 5,152,194 (24.93%)(3)

Paul W. Marshall       54      Chairman and CEO of Rochester            1993
                               Shoe Tree Co., Inc. since 1992;
                               Adjunct Professor at Harvard Graduate
                               School of Business from 1989 through
                               1992; Chairman of Industrial Economics,
                               Inc. from 1989 through 1992.  Director of
                               Applied Extrusion Technologies
                               (manufacturer); and Foodbrands America, Inc.
                               (food processing and distribution)
                               Member of Audit and Compensation
                               Committees.
                               Common shares owned:  4,500 (.02%)

J. Stephen Putnam      52      President of Robert Thomas Securi-       1989
                               ties, Inc. ("RTS")*; Executive Vice
                               President of RJF.  Vice President and
                               Director of F.L. Putnam Securities.
                               Treasurer of Meescheart Fund, Inc.
                               (mutual fund).  Director of F.L.
                               Putnam Investment Management Co.
                               (investment advisor).
                               Common shares owned:  82,584 (.40%)

Robert F. Shuck         58     Vice Chairman  of  RJF;  Executive  Vice  1970
                               President of RJA from 1975 through
                               1991.
                               Common shares owned:  339,428 (1.64%)

     * A wholly-owned subsidiary of Raymond James Financial, Inc.
(1) Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.
(2) Includes shares credited to their Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.
(3)  See footnotes under the Principal Shareholders Ownership table.

      The Board of Directors held 4 regular meetings during fiscal 1995. All of the directors attended each of the four meetings held during the year.

      The current standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. These committees met four times during the fiscal year ended September 29, 1995. Each member of these committees attended all of the meetings held during the year. The function of the Audit Committee is to meet periodically with the Company's independent accountants to review the scope and results of the audit and to consider various accounting and auditing matters related to the Company, including its system of internal controls and the results of regulatory examinations. The Committee also makes recommendations to the Board of Directors regarding the independent public accountants to be appointed as the Company's auditors. The Compensation Committee reviews and approves the compensation to be paid to executive officers of the Company and its subsidiaries and performs certain duties prescribed by the Board with respect to employee benefit plans.

      Mssrs. Marshall, Hill, Bulkley, and Ehlers receive a $6,000 annual retainer, a $1,500 attendance fee for each regular meeting, $250 for each telephone meeting, and a $250 attendance fee for each Audit and Compensation Committee meeting.

Outside Director Stock Options

      The inside Directors who are also employees of the Company have voted in favor of stock option issuances under which the Company's outside Directors have been granted non-qualified options covering 66,560 shares of the Company's common stock. These options, 34,500 of which were out standing at September 29, 1995, are exercisable at prices ranging from $5.00 to $17.33 at various times through September 1999.


         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Overview and Philosophy

      The Compensation Committee (the "Committee") reviews all corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company. The Committee is composed exclusively of outside directors of the Company and is currently chaired by Mr. Bulkley.

      The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its investors.

      The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus, incentive stock option awards and retirement plans.



      The cash compensation components (base salary and annual bonus) are heavily weighted towards annual bonus. These bonuses are based on the attainment of performance goals, specifically the profits of an individual subsidiary/department or on the profits of the Company as a whole. The emphasis on profit-based compensation serves two functions; it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry.

      The third component of the compensation package, incentive stock option awards, is designed to provide a direct link between the long-term interests of executives and shareholders. Historically, options have been granted every three years to key management employees. From time to time special awards may have been granted when a unique situation existed, or if job performance or a change in job duties warranted. Beginning in fiscal 1996, options will be granted every two years to key management employees.

      The fourth and final component of the compensation package is Company contributions to various retirement plans. The Company maintains three qualified retirement plans; a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the Company. Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. Effective January 1, 1994 the plan provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans). The Company also maintains a non-qualified deferred management bonus plan. Eligibility is restricted to those who meet certain compensation levels set annually by the Board of Directors. The class year vesting schedule of this plan is designed to encourage long-term employment with the firm, and the earliest a participant may become fully vested is at age 55 with 20 years of service. Contributions to this plan are also dependent upon the Company's earnings.

Compensation of the Chief Executive Officer

      In keeping with the general compensation philosophy outlined above, Mr. James' base salary for calendar 1996 will be $216,000, which represents a 7% increase from the $202,000 received in 1995. Mr. James' salary is subject to an annual review, as is true of all employees. It was last adjusted in December 1994, to be effective January 1, 1995.

      In determining the subjective portion of the bonus offered to Mr. James for fiscal 1995 the Committee considered many factors including the following:
          * 1995 was the eleventh consecutive record year for the firm in terms of revenues;
          *    Net income increased 10% over the prior year;
          * Book value per share increased to $12.91, a 16.4% increase, during the year;
          *    Return on average equity for the year was 18.2%;
          * The compensation of the chief executive officers of other similar brokerage firms, as of their most recent proxy statement.

                                        Compensation Committee
                                        November 14, 1995


                                        Jonathan A. Bulkley, Chairman
                                        Harvard H. Hill, Jr.
                                        Paul W. Marshall
                                        Herbert E. Ehlers


          PROPOSAL 2:  TO RATIFY INCENTIVE COMPENSATION CRITERIA
             FOR CERTAIN OF THE COMPANY'S EXECUTIVE OFFICERS

      In last year's proxy statement, dated December 28, 1994, executive officers' incentive compensation calculations were formalized. This was done in consideration of the limitations on tax deductibility imposed under
Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits deductions for compensation in excess of $1 million a year by a public corporation to its executive officers unless certain criteria are met. This rule requires that the incentive compensation be based on attainment of one or more performance goals and that the Company's shareholders approve both the performance goals and the formula used to calculate the payment amount.

      The intention of the Committee was, and remains, that the executives continue to be compensated on a basis consistent with prior years.
However,  at  the  time  the proxy statement was written  and  subsequently approved by the shareholders, the Committee anticipated that certain intercompany accounting adjustments would be made so that the RJA retail division, IM&R and RTS would receive credit in their financial statements for certain items (primarily interest income on the balances arising from their customers) attributable to the retail sales forces. The maximum percentages for the bonus calculations were set in anticipation of this change, which would have increased pretax fiscal 1995 profits by $1,609,582, $9,055,182 and $5,798,410 for the RJA retail division, IM&R and
RTS, respectively.

      Subsequent to the shareholders annual meeting it was determined that the costs associated with these changes did not justify modifying the internal accounting system. As a result, at their November 14, 1995 meeting, the Compensation Committee resolved to pay the RJA retail division, IM&R, and RTS bonuses based on pretax profits as though they had received credit for the items as anticipated in the prior year's proxy statement. This resulted in increased maximum bonuses payable to Mr. Franke, Mr. Greene and Mr. Putnam of $64,383, $430,121, and $231,936,
respectively (see summary compensation table on page 9). Therefore, as intended, these bonus amounts were calculated in a manner consistent with the prior years.

      For purposes of determining future incentive compensation for the officers affected by this change, the Committee has amended the executive bonus plan description approved in the prior year to the formulas described below and recommends a vote FOR the approval of these amended formulas by shareholders.

Recommended Bonus Formulas for Executive Officers
                                                        Maximum Percent for
Executive Officer          Basis                        Bonus Calculation
-----------------  --------------------------------     --------------------
Thomas S. Franke    RJA retail division's pretax
                    profits per Retail Contribution
                    Report*                                 4%

                    RJA institutional equity, syndicate,
                    and fixed income departmental pretax
                    profits and Planning Corporation of
                    America, Inc. pretax profits            2%

M. Anthony Greene   IM&R pretax profits per Retail
                    Contribution Report*                    4.75%

J. Stephen Putnam   RTS pretax profits per Retail
                    Contribution Report*                    4%

                    Correspondent clearing department's
                    pretax profits per Retail Contribution
                    Report*                                 4%

*The Retail Contribution Report adjusts financial statement pretax profits for items related to the retail sales force, primarily a credit for interest income on balances arising from retail customers and also includes adjustments to actual clearing costs, a portion of mutual fund reciprocal commissions, credit for correspondent clearing profits and accruals for benefit expenses.


                        SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.
                                                             Long-Term
                          Annual Compensation              Compensation
                          --------------------             -------------
                                               Other
                                               Annual    Stock     All Other
              Fiscal                    Commis-Compen-   Option    Compen-
Name           Year   Salary    Bonus    sions sation(1) Awards    sation(2)
-----------------------------------------------------------------------------
Thomas A. James 1995$200,100$ 875,000(3)$144,462      -      -      $45,795
CEO             1994 194,000  760,000    161,239      -      -       41,775
                1993 192,500  900,000    154,713      -      -       58,223

FrancisS.Godbold1995 171,250  741,000(3) 21,435  $62,772      -      45,708
President of    1994 164,0001,058,401    20,148   87,144      -      41,708
RJF, Executive  1993 156,000  720,000    21,120   60,902 $7,500      58,099
VP of RJA

M.Anthony Greene1995 200,100  772,000(4)     13        -      -      45,577
President ofIM&R1994 192,050  678,451        28        -      -      41,608
                1993 185,000  724,000       134        -  7,500      57,913

Thomas S. Franke1995 182,500  375,000(4)  2,244        -      -      45,239
President &     1994 176,000  420,000     2,173        -      -      41,349
COO of RJA      1993 167,500  525,000     1,729        -  7,500      54,930

J.Stephen Putnam1995 126,150  293,273(4)  7,910        -      -      33,540
President of RTS1994 120,800  257,771     8,517        -      -      38,728
                1993 114,500  371,000     5,039        -  7,500      50,108



(1) Represents distributions received by Mr. Godbold from investor limited partnerships which were syndicated by, and have as a General Partner, a subsidiary of the Company. The distributions were a portion of the General Partner's incentive profits ownership interest, which Mr. Godbold had purchased in prior years for a nominal amount.

(2) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan, and Deferred Management Bonus Plan.

(3) In accordance with the bonus formulas approved at the annual meeting of the shareholders on February 16, 1995, as set forth below:
                                                  Maximum Percentage for
Executive Officer   Basis                           Bonus Calculation
-----------------   ------                        -----------------------
Thomas A. James     Total company pretax profits        1.5%

Francis S. Godbold  Investment Banking and related sub-
                    sidiaries' pretax profits.         13.25%

(4) In accordance with the bonus formulas as described in Proposal 2 on page 7 of this proxy statement.



Incentive Stock Options

      The following table contains information concerning options exercised by the executive officers included in the Summary Compensation Table during the fiscal year. No options were granted to any of the executive officers included in the Summary Compensation Table during the fiscal year.

                    Aggregated Option Exercises during
                   Last Fiscal Year and Year End Value
                                                              Value of
                                            Number of        Unexercised
                                           Unexercised      In-the-Money
                                            Options at       Options at
                      Shares              Sept. 29, 1995   Sept. 29, 1995
                     Acquired    Value    (Exercisable/    (Exercisable/
Name                on Exercise Realized  Unexercisable)   Unexercisable)
------------------  ----------- --------  --------------   ---------------
Francis S. Godbold    10,125   $ 92,492      -/ 7,500          -/$ 51,900
M. Anthony Greene     10,125   $ 92,492      -/ 7,500          -/$ 51,900
Thomas S. Franke      16,875   $147,066 16,875/24,375   $275,781/$327,594
J. Stephen Putnam     10,125   $ 92,492      -/ 7,500          -/$ 51,900

Comparative Stock Performance

      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index and the Value Line Securities Brokerage Index over the same period (assuming an investment of $100 in each on October 1, 1990 and the reinvestment of all dividends).


                 1990      1991      1992      1993      1994      1995
__________     ________  ________  ________  ________  ________  ________
RJF            $100.00   $254.01   $252.55   $418.38   $354.51   $507.43
Peer Group      100.00    190.56    212.09    374.43    283.55    469.29
S&P 500         100.00    131.26    145.96    164.97    171.45    234.45







                 TRANSACTIONS WITH MANAGEMENT & DIRECTORS

      IM&R leases its Atlanta, Georgia headquarters office from Eagle Management Associates (no relation to Eagle Asset Management, Inc., a subsidiary of the Company), which is owned by M. Anthony Greene. Management believes the rental paid to Eagle Management Associates does not
exceed that charged by unaffiliated     parties for similar space.

      Mr.  Francis  S.  Godbold, President and a Director of  the  Company,
previously owned 15% of the outstanding shares of common stock of RJ Properties, Inc. ("RJP"), the balance of which is owned by the Company. Such shares were acquired by Mr. Godbold for nominal consideration in connection with the organization of RJP in 1980. Mr. Godbold transferred 50% of his current ownership interest in RJ Properties, Inc. to Mr. J. Robert Love, its President, in December 1994. Mr. Godbold retains ownership of 7.5% of RJP.

     The Company has committed to invest $1 million in Houston Partners - a venture capital fund managed by Houston Partners, of which Harvard H. Hill, Jr. is the Managing General Partner. The commitment is recorded as an investment and a liability in the Company's financial statements.

      As of January 1, 1995, Liberty Investment Management ("Liberty"), was formed by Herbert E. Ehlers, director and former President and Chief
Investment Officer of Eagle Asset Management, Inc. ("Eagle"). At this time, the institutional growth equity accounts previously managed by Eagle were transferred to Liberty. Pursuant to Ehlers' employment contract with the Company, the Company will receive 50% of the revenues from these accounts through December 31, 1999 while bearing none of the expenses. At the end of the 5-year period, the Company has the option to purchase 20% of Liberty at a predetermined price.

     The Company, in the ordinary course of its business, extends credit to certain margin accounts in which certain of its officers and directors have an interest, in connection with the purchase of securities. These extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features. The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from or to directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

      All past transactions with management and affiliates have been, and all such future transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated parties.


         PROPOSAL 3:  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Price Waterhouse LLP has served as independent accountants
of   the   Company  since  fiscal  1979,  and  has  audited  the  Company's broker-dealer subsidiaries since fiscal 1970.

     A representative of Price Waterhouse LLP will be present at the Annual Meeting of Shareholders. Such representative will be available to respond to appropriate questions and may make a statement if he so desires.

      The Board of Directors recommends a vote FOR the appointment of Price Waterhouse LLP as the Company's auditors for 1996.


                              OTHER MATTERS

      Proposals which shareholders intend to present at the 1997 annual meeting of shareholders must be received by the Company no later than October 1, 1996 to be eligible for inclusion in the proxy material for that meeting.

      Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.



                                   By Order of the Board of Directors,

                                   Lynn Pippenger, Secretary